As filed with the Securities and Exchange Commission on April 28, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Radius Health, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	80-0145732
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

201 Broadway, 6th Floor Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

2011 Equity Incentive Plan

(Full Title of the Plan)

Robert E. Ward
Chief Executive Officer
201 Broadway, 6th Floor

Cambridge, Massachusetts  02139
(Name and Address of Agent For Service)

(617) 551-4700

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.0001 par value per share	2,676,364 shares	(2)	$14.004	(3)	$37,479,801	(3)	$4,828

(1)                                 In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)                                 Consists of an additional 2,676,364 shares of common stock issuable under the 2011 Equity Incentive Plan, as amended (the “Plan”), pursuant to the terms of such plan.  The number of shares reflect the one-for-2.28 reverse stock split, which was effected on April 24, 2014.

(3)                                 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.  Our common stock is not traded on any national securities exchange or quotation service.  The offering price was estimated based upon a per share amount of $14.004, the minimum price at which participants under the Plan party to the Fourth Amended and Restated Stockholders’ Agreement, dated February 14, 2014, by and among the Company and the Stockholders listed therein, as amended, agreed to sell their shares of common stock until the common stock is registered on a national securities exchange.  This per share amount is greater than the book value (which is negative) and the estimated fair value of the common stock.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 2,676,364 shares of the Registrant’s common stock to be issued pursuant to Registrant’s 2011 Stock Incentive Plan and for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.  The number of shares reflects the one-for-2.28 reverse stock split, which was effected on April 24, 2014.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 hereby incorporates by reference the contents of the Registration Statement on Form S-8, File No. 333-177800, filed by the Registrant on November 7, 2011, relating to the Registrant’s 2011 Stock Incentive Plan.

Item 8.  Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 28th day of April, 2014

RADIUS HEALTH, INC.

By:	/s/ Robert E. Ward
Robert E. Ward
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Radius Health, Inc., hereby severally constitute and appoint Robert E. Ward and B. Nicholas Harvey, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert E. Ward	Director, President and Chief Executive Officer
Robert E. Ward	(Principal executive officer)	April 28, 2014

/s/ B. Nicholas Harvey	Chief Financial Officer (Principal
B. Nicholas Harvey	financial and accounting officer)	April 28, 2014

/s/ Alan H. Auerbach
Alan H. Auerbach	Director	April 28, 2014

/s/ Owen Hughes
Owen Hughes	Director	April 28, 2014

/s/ Ansbert K. Gadicke
Ansbert K. Gadicke	Director	April 28, 2014

/s/ Kurt C. Graves
Kurt C. Graves	Director	April 28, 2014

/s/ Martin Münchbach
Martin Münchbach	Director	April 28, 2014

/s/ Elizabeth Stoner
Elizabeth Stoner	Director	April 28, 2014

/s/ Morana Jovan-Embiricos
Morana Jovan-Embiricos	Director	April 28, 2014

INDEX TO EXHIBITS

Number	Description
4.1(1)	Restated Certificate of Incorporation of the Registrant
4.2(2)	Amended and Restated By-Laws of the Registrant
5	Opinion of Latham & Watkins LLP, counsel to the Registrant
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5)
23.2	Consent of Ernst & Young LLP
24	Power of attorney (included on the signature pages of this registration statement)
99.1(3)	2011 Equity Incentive Plan, as amended

(1)                                 Previously filed with the Securities and Exchange Commission as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, filed on April 25, 2014 (File No. 333-194150) and incorporated herein by reference.

(2)                                 Previously filed with the Securities and Exchange Commission as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on February 21, 2014 (File No. 001-35726) and incorporated herein by reference.

(3)                                 Previously filed with the Securities and Exchange Commission as Exhibit 10.84 to the Registrant’s Registration Statement on Form S-1, filed on April 21, 2014 (File No. 333-194150) and incorporated herein by reference.